Exhibit 5.1

John T. McKenna

T: +1 650 843 5059

jmckenna@cooley.com

March 16, 2017

Calithera Biosciences, Inc.

343 Oyster Point Blvd. Suite 200

South San Francisco, California 94080

Ladies and Gentlemen:

We have acted as counsel to Calithera Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 1,075,092 shares of the Company’s Common Stock, par value $0.0001 per share, which includes (a) 860,074 shares of Common Stock (the “2014 Shares”) pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) and (b) 215,018 shares of Common Stock (the “2014 ESPP Shares”) pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP” and together with the 2014 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect and (d) the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2014 Shares and the 2014 ESPP Shares, when sold and issued in accordance with the 2014 Plan and the 2014 ESPP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

3175 HANOVER STREET, PALO ALTO, CA 94304-1130    T: (650) 843-5000    F: (650) 849-7400    WWW.COOLEY.COM

Calithera Biosciences, Inc.

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ John T. McKenna
John T. McKenna

3175 HANOVER STREET, PALO ALTO, CA 94304-1130    T: (650) 843-5000    F: (650) 849-7400    WWW.COOLEY.COM